Exhibit 99.2

Dynamics Special Purpose Corp. Announces Closing of $230 Million Initial Public Offering Including Full

Exercise of Underwriters’ Over-Allotment Option

Redwood City, California – May 28, 2021 – Dynamics Special Purpose Corp. (the “Company”) announced today the closing of its initial public offering of 23,000,000 shares of Class A common stock, which included the full exercise of the underwriters’ over-allotment option of 3,000,000 shares of Class A common stock. The offering was priced at $10.00 per share, generating total gross proceeds of $230,000,000. The shares of Class A common stock are listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “DYNS”.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search for businesses across the emerging healthcare value chain, including development platforms that enable applications in prevention, diagnosis, treatment or advanced biomaterials, and, within that context, specific categories include life sciences tools, enabling-software, synthetic biology and novel drug discovery. The management team includes Omid Farokhzad, Executive Chair of the Board of Directors, Mostafa Ronaghi, Chief Executive Officer, Mark Afrasiabi, Chief Financial Officer and Rowan Chapman, Chief Business Officer.

J.P. Morgan Securities LLC served as the sole book-running manager of the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: 1-866-803-9204), or by email at prospectus-eq_fi@jpmchase.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

For inquiries please contact:

Mark Afrasiabi, Chief Financial Officer

408-212-0200

irbd@dspc.bio

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